For Release July 14, 2004 at 1:05 p.m.

Contact for Information:

Brenda Ropoulos, Director of Corporate Relations

510-574-2508

brenda_ropoulos@net.com

net.com Announces Results for the First Quarter
of Fiscal Year 2005

Fremont, CA July 14, 2004 – Network Equipment Technologies, Inc. (NYSE:NWK) today reported its quarterly results for the period ended June 25, 2004.

For the first quarter of fiscal 2005 total revenue was $29.1 million, up 7.3% sequentially.  This compares to revenue of $34.1 million in the same period of the prior year.   Product revenue for the first quarter of fiscal 2005 was $24.4 million, up from $22.6 million in the fourth quarter of fiscal 2004. Product revenue was $29.3 million in the same period of the prior year. Revenue for the company’s new products represented 11.5% of total product revenue in the first quarter of fiscal 2005.

Net loss for the quarter was $829,000, or a loss of $0.03 per share, compared to net income for the same period of the prior year of $1.6 million, or $0.07 per share.

President and CEO Hubert “Bert” Whyte remarked, “While our government business was lower than expected this quarter, we believe this business is fundamentally solid. The timing of government orders and related revenue is difficult to predict.  Nevertheless, we continue to move forward in our targeted markets as you will note from today’s announcements of another carrier, Northern Valley Communications, deploying SCREAM to facilitate the ‘triple play’ of voice, video and data, and a new Promina-based civil aviation network for Kazakhstan.”

Highlights:

•

Continued to deploy equipment to the NATO BME (bandwidth manager equipment) project, now including the seven new NATO nations.

•

Rolled out Phase One of a new network for the Ukraine Ministry of Defense.

•

Expanded the Reuters, DISA, and intelligence networks with SCLX, enabling those networks to migrate to IP and broadband, highlighting the success of the company’s SCREAMlink program.

•

Extended the San Francisco Bay Area Rapid Transit (BART) network to several additional stations, and provisioned a highly specialized new card for the train system.

•

Received orders for SHOUTIP to provide the voice capabilities for a New England company that will deliver a voice-video-data triple play solution to independent operating carriers (IOCs).

•

Achieved successful air-to-ground testing of SHOUTIP for secure voice.

•

Expanded deployments of SCREAM in U.S. intelligence agencies.

•

The United States Marine Corp (USMC) has selected the company’s Promina platform as the bandwidth manager of choice for the USMC’s Transition Switch Modules (TSM) contract.   The TSM contract is an indefinite-delivery / indefinite-quantity, firm fixed price / time and materials contract for a maximum of 476 TSM packages.

Whyte added, “We continue to make progress, and based on the level of activity and early sales into target arenas, and the continued demonstration of the capabilities of our equipment across the board, we are confident about our fiscal year 2005 opportunities.”

On a sad note, the company mourned the passing of its former chairman, Hans A. Wolf, on Wednesday, July 7, 2004. Mr. Wolf, age 76, joined Network Equipment Technologies’ board of directors in 1992, and served as chairman from 1997 to 2002. He was due to retire from the board on August 10, 2004. Whyte commented, “Hans was that rarest of men, friendly, genuine and a true professional in all situations. We shall miss him greatly.”

About net.com
Network Equipment Technologies, Inc., doing business as net.com, develops and delivers service creation platforms for broadband, Internet protocol telephony, and multiservice networks. An architect of the networking industry, net.com has been supplying service providers, governments and enterprises around the world with bullet-proof networking technology for more than 20 years. net performance. net results. net.com.

Forward Looking Statements
This press release contains forward-looking statements relating to trends, products, including performance, existing and potential customer relationships, and possible future operating results within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements are based on current expectations, forecasts and assumptions that involve risks and uncertainty that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could affect such results include the volume and timing of orders and revenue, the ability to recognize revenue within a particular quarter for shipments made in the quarter, our ability to commercialize new products and product enhancements, the degree to which trial activity results in product sales, and changes in the mix of products we sell and the potential reductions in margin as a result, as well as the factors identified in net.com’s Annual Report on Form 10-K for the year ended March 26, 2004. net.com disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

www.net.com — for more information.

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net.com, Promina, SCREAM and SHOUTIP are trademarks of Network Equipment Technologies, Inc.

NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	Quarter Ended
	Jun 25, 2004	Jun 27, 2003
Revenue:	(unaudited)
Product	$24,393	$29,297
Service and other	4,704	4,804
Total revenue	29,097	34,101
Costs of sales:
Cost of product revenue	9,070	12,354
Cost of service and other revenue	4,013	3,958
Total cost of sales	13,083	16,312
Gross margin	16,014	17,789

Operating expenses:
Sales and marketing	7,735	7,854
Research and development	6,853	6,840
General and administrative	2,667	2,748
Restructuring costs	1,374	266
Total operating expenses	18,629	17,708
Income (loss) from operations	(2,615)	81
Other income, net	1,369	1,587
Interest expense, net	(104)	(93)
Income (loss) before taxes	(1,350)	1,575
Income tax benefit	(521)	(15)
Net income (loss)	$(829)	$1,590
Per share data:
Net income (loss):
Basic	$(0.03)	$0.07
Diluted	$(0.03)	$0.07
Common and common equivalent shares:
Basic	24,232	22,811
Diluted	24,232	23,929

NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	Jun 25,	Mar 26,
	2004	2004
Assets	(unaudited)

Cash and investments	$97,704	$99,732
Accounts receivable, net	21,127	19,709
Inventories	13,791	13,665
Prepaid expenses and other assets	2,819	2,898
Total current assets	135,441	136,004

Property and equipment, net	30,860	31,423
Other assets	4,633	4,657
	$170,934	$172,084
Liabilities and Stockholders' Equity

Accounts payable	$6,965	$6,334
Other current liabilities	15,044	15,681
Total current liabilities	22,009	22,015

Long term liabilities	1,562	1,705
7 1/4% convertible subordinated debentures	24,706	24,706
Stockholders' equity	122,657	123,658
	$170,934	$172,084